Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-205883-05

and 333-205883

$1,187,500,000 offered Honda Auto Receivables 2017-1

Jt-Leads	:	BofAML(struc), DB, Mizuho
Co-mgrs	:	BNY,Citi,HSBC,Lloyds

Note Offered

Class	Amt(mm)	Amt(mm)	WAL	MDY/FTCH	Win	L.Final	Bnch	Spd	Yield	Cpn	$Price
A-1	$225.00	$213.750	0.21	P-1/F1+	1-5	12/21/17	YLD		1.050	1.05	100.00000
A-2	$468.00	$444.600	0.87	Aaa/AAA	5-17	7/22/19	EDSF	+5	1.427	1.42	99.99761
A-3	$467.00	$443.650	2.17	Aaa/AAA	17-39	7/21/21	ISWP	+7	1.729	1.72	99.99405
A-4	$ 90.00	$ 85.500	3.23	Aaa/AAA	39-39	6/21/23	ISWP	+22	2.061	2.05	99.99314

BILL & DELIVER	:	BofAML	BBG TICKER	:	HAROT 17-1
REGISTRATION	:	SEC REGISTERED	EXPECTED RATINGS	:	Mooody's/Fitch
EXPECTED SETTLE	:	3/28/17	FIRST PAY DATE	:	4/21/17
ERISA ELIGIBLE	:	YES	PXG SPEED	:	1.30% ABS
DENOMS	:	$1k x $1k
Intexnet	:	BASHAROT_2017-1 YXBV

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.